U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON D.C.  20549


                               FORM 12b-25

                       SEC FILE NUMBER:000-21852


                       CUSIP NUMBER:

                       NOTIFICATION OF LATE FILING

                               (CHECK ONE)

                            _____   FORM 10-K
                            _____   FORM 10-KSB
                            _____   FORM 11-K
                            _____   FORM 20-F
                            _____   FORM 10-Q
                            __X__   FORM 10-QSB
                            _____   FORM N-SAR

    For Period Ended:           December 31, 1998
                       ----------------------------------------------------

    ___ Transition Report on Form 10-K   ___ Transition Report on Form 10-Q
    ___ Transition Report on Form 10-KSB ___ Transition Report on Form 10-QSB
    ___ Transition Report on Form 11-K   ___ Transition Report on Form N-SAR
    ___ Transition Report on Form 20-F


    For the Transition Period Ended:
                                     --------------------------------------
   Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
   _______________________________

   ===============================================================
   Part I - Registrant Information
   ===============================================================

   Franklin Ophthalmic Instruments Co., Inc.
   _______________________________________________________________
   Full Name of Registrant

   _______________________________________________________________
   Former Name if Applicable

   1265 Naperville Drive
   _______________________________________________________________
   Address of Principal Executive Office (street and number)

   Romeoville, Il  60446
   _______________________________________________________________
   City, State and Zip Code

   ==============================================================
   Part II - Rules 12b-25 (b) and (c)
   ==============================================================

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

                                         X

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

   ===============================================================
   Part III - Narrative
   ===============================================================

   State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.


   During the period subsequent to the close of the fiscal year ended September 30, 1998, the Company underwent a transition in which the Company's President and Chief Executive Officer resigned, and was replaced by the Company's Chief Financial Officer. In addition, during fiscal 1998 the Company underwent a complete systems conversion of its sales and operating systems. The above mentioned transitions have delayed the completion of the closure of the the quarterly statement for the period ended December 31, 1998.



   ===============================================================
   PART IV - OTHER INFORMATION
   ===============================================================

   (1) Name and telephone number of person to contact in regard to this notification

   Name:  Brian M. Carroll

   Area code and phone number:   (630) 759 7666

   (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

   ____  yes

   __x_  no


   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

   _____ yes

   __X__ no

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.



   FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.
   __________________________________________________
   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


   DATE  February 16, 1999                BY /s/ Brian M. Carroll
                                          Brian M. Carroll, President,
                                          Chief Executive Officer
                                          and Chief Financial Officer